UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 4, 2009

TENNANT COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Lilac Drive, P.O. Box 1452 Minneapolis, Minnesota		55440
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (763) 540-1200

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On March 4, 2009, Tennant Company (the “Company”) entered into Amendment No. 2 to its Credit Agreement (the “Amendment”), which amends the Credit Agreement, dated as of June 19, 2007, as amended, by and among the Company, certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., individually and as administrative agent, and the other financial institutions signatory thereto (the "Credit Agreement").

The Amendment principally provides the following changes to the Credit Agreement:

•

an exclusion from the Company’s EBITDA calculation for: (i) all non-cash losses and charges, (ii) up to $15.0 million cash restructuring charges during the 2008 fiscal year, and (iii) up to $3.0 million cash restructuring charges during the 2009 fiscal year,

•	an amendment of the indebtedness to EBITDA financial ratio required for the second and third quarters of 2009 to not greater than 4.00 to 1 and 5.5 to 1, respectively,

•	an amendment to the EBITDA to interest expense financial ratio for the third quarter of 2009 to not less than 3.25 to 1,

•	reduces the expansion feature under the Credit Agreement from $100.0 million to $50.0 million (while the facility size remains at $125.0 million),

•	puts a cap on permitted acquisitions of $2.0 million for the 2009 fiscal year and limits the amount of permitted acquisitions after 2009 by the Company’s then current leverage ratio,

•

prohibits the Company from conducting share repurchases during the 2009 fiscal year and limits the payment of dividends or repurchases of stock in fiscal years after 2009 to an amount ranging from $12.0 million to $40.0 million based on the Company’s leverage ratio after giving effect to such payments, and

•

gives the Company the ability to incur up to an additional $80.0 million of indebtedness pari passu with the lenders under the Credit Agreement so long as (i) to the extent that any revolving loans under the Credit Agreement are then outstanding 100% of any proceeds from the additional indebtedness are required to prepay the revolving loans, and (ii) proceeds over $25.0 million and under $35.0 million will reduce the revolver commitment on a 50% dollar for dollar basis and proceeds over $35.0 million will reduce the revolver commitment on a 100% dollar for dollar basis.

Included in the Amendment are increased interest spreads and increased facility fees. The fee for committed funds under the Credit Agreement now ranges from an annual rate of 0.30% to 0.50%, depending on the Company’s leverage ratio. Borrowings under the Credit Agreement bear interest at an annual rate of, at the Company’s option, either (i) between LIBOR plus 2.20% to LIBOR plus 3.0%, depending on the Company’s leverage ratio; or (ii) the highest of (A) the prime rate, (B) the federal funds rate plus 0.50%, and (C) the adjusted LIBO rate for a one month period plus 1.0%, plus, in any such case under this clause (ii) an additional spread of 1.20% to 2.0%, depending on the Company’s leverage ratio.

In conjunction with the Amendment the Company entered into a Pledge and Security Agreement, giving the lenders a security interest in most of its domestic personal property and pledging 65% of the stock of all domestic and first tier foreign subsidiaries. The obligations under the Credit Agreement are also guaranteed by the Company’s domestic subsidiaries and those subsidiaries also provided a security interest in their similar personal property.

The Amendment is filed herewith as Exhibit 10.1. The Pledge and Security Agreement is filed herewith as Exhibit 10.2.

Item 9.01.              Financial Statements and Exhibits.

The following Exhibits are being filed herewith:

No.	Exhibit
10.1	Amendment No. 2 to Credit Agreement dated as of March 4, 2009
10.2	Pledge and Security Agreement dated as of March 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TENNANT COMPANY

Date: March 10, 2009	/s/	Heidi M. Hoard
Heidi M. Hoard Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing
10.1	Amendment No. 2 to Credit Agreement dated as of March 4, 2009	Filed Electronically.
10.2	Pledge and Security Agreement dated as of March 4, 2009	Filed Electronically.